Exhibit 99.1
Progress Software Appoints Ram Gupta to Its Board of Directors
BEDFORD, Mass. May 29, 2008—Progress Software Corporation (NASDAQ: PRGS), a provider of leading application infrastructure software to develop, deploy, integrate and manage business applications, today announced the appointment of Ram Gupta to the Board of Directors of Progress Software Corporation, effective immediately.
Ram Gupta brings to this role over 20 years of technology and operational expertise at fast paced global technology companies, including PeopleSoft, WebMD, Silicon Graphics, IBM and Tata Consultancy Services.  Most recently, Ram was the President and CEO of Cast Iron Systems, Inc. During his tenure, Cast Iron Systems became the largest vendor of application integration appliances and both revenues and the customer base grew over 300%. Previously, in his role as Executive Vice President at PeopleSoft, he was instrumental in taking the company from primarily an HR applications vendor in the U.S., to the second largest vendor of application suites worldwide.
“Over the past 20 years Mr. Gupta has built an impressive and successful career in the software industry and has helped companies achieve success in their given markets,” said Joseph Alsop, co-founder and CEO of Progress Software. “His experience in growing companies and helping them reach their technology and financial goals will be a great asset to our company.”
In addition to Progress Software, Mr. Gupta currently serves on the board of directors of publicly-traded companies S1 Corporation (NASDAQ:SONE) and SourceForge (NASDAQ:LNUX), as well as privately-held companies, Cast Iron Systems, Inc., of which he serve as Chairman, Plateau Systems, Yodlee Systems, Persistent Systems, Compiere, Inc. and Accruent Inc.
Mr. Gupta holds an MS degree in Computer Science from the University of Massachusetts, Amherst. He holds several patents in the U.S. and was awarded the Smithsonian Computer World “Search for the Heroes” Award for the year 2000.
About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.